Filed Pursuant to Rule 433

Registration No. 333-255899 and 333-255899-06

$1.25bn Nissan Auto Receivables 2024-A Owner Trust (NAROT)

Joint Leads: Mizuho (str), Lloyds, US Bank, Wells Fargo

Co-Mgrs: BNP, BofA, Citi, MUFG

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	M/F **	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX

A-1	279.000	0.27	P-1/F1+	12/24	5/15/25	I-CRV	+12	5.512	5.512	100.00000
A-2A	145.000	1.01	Aaa/AAA	12/25	12/15/26	I-CRV	+39	5.534	5.47	99.99896
A-2B	293.000	1.01	Aaa/AAA	12/25	12/15/26	SOFR	+38			100.00000
A-3	438.000	2.26	Aaa/AAA	8/27	12/15/28	I-CRV	+58	5.343	5.28	99.99066
A-4	95.000	3.62	Aaa/AAA	4/28	4/15/31	I-CRV	+67	5.240	5.18	99.98800

**	Expected ratings

Transaction Details:

*	Ticker: NAROT 2024-A

*	Offered Size: $1.25bn

*	Format: Public/SEC Registered

*	Pricing speed: 1.30% ABS to 5% Call

*	Expected Ratings: Moody’s/Fitch

*	ERISA Eligible: Yes

*	US RR: Yes

*	EU RR Eligible: No

*	Min denoms: $1k x $1k

*	Expected Settlement: May 22, 2024

*	First Payment Date: June 17, 2024

*	Monthly Payment Date: 15th of each month or next business day

*	Pricing: priced

*	Bill and Deliver: Mizuho

Available Information:

*	Preliminary Prospectus (Attached)
*	Roadshow: www.dealroadshow.com

Passcode: NAROT24A

*	Intex CDI Files (Attached)

Intex Dealname: mznarot24a_base

Password: J494

Upsize CDI:

mznarot24a_upsize

password: X4AK

CUSIPS:

A1 65479UAA6

A2A 65479UAB4

A2B 65479UAC2

A3 65479UAD0

A4 65479UAE8

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403